January 13, 2008

Vycor Medical LLC
80 Orville Drive
Suite 100
Bohemia, NY 11716
Att: Kenneth Covello

Re:	Retainer for Legal Representation for Registration Statement

Dear Mr. Coviello

This letter sets forth our understanding whereby Vycor Medical LLC. or successors (“You” or the “Company”) has engaged this firm to represent the Company in connection with (i) preparing and filing the Company’s selling shareholder Registration on Form SB-2 and responding to all SEC legal comments in connection therewith until the comment process is complete as well as acting as liaison with Company’s management and outside accountants and consultants. (hereinafter collectively referred to as the “Matter”). In connection therewith, our understanding and agreement and fee structure is as follows:

1.	(i)
If Regent invests than $60,000 in connection with the preparation and filing of the Registration Statement and continuing until the end of the Securities and Exchange Commission (“SEC”) Comment process.

(ii)
The fees shall be paid as follows: (a) $20,000 upon the signing of this agreement (b) $20,000 upon the filing of the Registration Statement and (c) $20,000 upon the effectiveness of the Registration Statement.

(iii)	In the event Regent does not invest we will agree to take up to half of this fee ($30,000 in value) in common stock of the Company at a market capitalization of $1,750,000. We will seek to register the stock on the aforementioned registration statement. Payments will be $10,000 upon signing, $10,000 upon filing and $10,000 upon effectiveness. All common stock would be due upon filing of Registration Statement

2. At your request, we may also undertake to represent you with respect to other ongoing and new matters ("New Matters"). We will discuss such New Matters with you before work is commenced by us. Such New Matters will be billed to you at either our hourly rate or at a fixed project rate or monthly rate to be agreed to in advance of such work being performed.

For any New Matters, which are billed on an hourly basis, we shall keep records of the time we expend on your matter and will bill you for this time on a monthly basis. You will receive a monthly statement, detailing the services performed. New Matters may include documentation relating to financing transactions, converting the company to a C corporation, Blue Sky filings and preparation of Form 15c-211 for NASD listings and other general corporate matters.

61 Broadway New York, New York 10006 212-930-9700 212-930-9725 Fax
www.srff.com

We assign hourly rates for each member of our legal staff based upon years of experience, specialization and level of professional attainment. The rates per hour of those persons who are expected to work on your matters are $175.00 per hour for paralegals, $375.00 to $450.00 per hour for associates, and $500.00 to $600 for partners.

3.  The fees set forth above do not include out-of-pocket expenses associated with the Matter, which the Company may pay directly.

4. This Agreement shall be governed by the laws of the State of New York and venue for any action hereunder shall be in New York County, New York. In the event there is a fee dispute, you may be entitled to have the dispute resolved through arbitration, pursuant to Part 137 of the Rules of the Chief Administrator of the Courts of the State of New York.

5. The payment of fees to us in the form of shares of common stock of the Company necessitates our informing you or reminding you of several things.

(i)
Our firm may generally be retained on either an hourly or flat fee basis, and that in either such case we may be paid in the form of cash and/or securities of the Company. After discussing these matters with you, and at your request, we may agree to accept payment from you for our services in the form of a combination of cash and securities of the Company. For the specific services outlined herein, we have reached this arrangement after giving consideration to the Company’s need to preserve and maintain cash for its continued business operations.

(ii)
You acknowledge and understand that the value of the securities may increase or decrease and you also recognize that the value that we may ultimately receive from the sale of such securities may be greater or lesser than the fees that we would otherwise have charged for such matters if you were to have paid us cash for such services. As a result, you agree that such fee arrangements are reasonable in light of such circumstances and considerations.

(iii)
As a result of our arrangement to be paid, in part, in the form of securities of the Company, we are required to inform you of the potential for a conflict of interest that may arise by virtue of our financial, business or personal interests that may result from our being a shareholder of the Company, which interests may be different from the interests typically present in an attorney-client relationship. Accordingly, we are required to advise you of your right to seek independent counsel with respect to our fee arrangement, and to obtain your written consent to such arrangement. Please note that we are not aware of anything that would indicate that our activities have been in any way limited by a financial interest of the firm or any lawyer in the firm. Nonetheless, before proceeding further, we felt that it was important that you consider the matters discussed in this letter.

If this arrangement meets with your approval, please sign the enclosed copy of this letter and return it to us. Naturally, if you have any questions, please feel free to contact us at any time.

61 Broadway New York, New York 10006 212-930-9700 212-930-9725 Fax
www.srff.com

Very truly yours,

SICHENZIA ROSS FRIEDMAN FERENCE LLP

By: ____________________________

Agreed and Accepted this
____ Day of January, 2008

Vycor Medical LLC

By:_______________________________

Wire to:   Citibank
666 Fifth Avenue
New York, NY 10103
A/C of Sichenzia Ross Friedman Ference LLP
A/C#:   49206659
ABA#:   021000089
SWIFT Code: CITIUS33

61 Broadway New York, New York 10006 212-930-9700 212-930-9725 Fax
www.srff.com